BUFFALO GOLD LTD.
Suite 880, 609 Granville Street, Vancouver, B.C., Canada V7Y 1G5
Phone: 604-685-5492 Fax: 604-685-6940

September 15, 2003	Trading Symbol: TSX Venture - YB.U

NEWS RELEASE

Buffalo Gold Ltd. reports that it has agreed, subject to regulatory approval, to grant incentive stock options entitling the purchase of up to 101,000 common shares at a price of US$0.55 per share at any time up to and including September 15, 2008.

On behalf of the Board of Directors of

BUFFALO GOLD LTD.

/s/ John V. Tully

John V. Tully, President

NO STOCK EXCHANGE HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN